Ex 99.1

PTC Announces Fourth fiscal Quarter and Full FISCAL Year 2024 Results

Solid ARR and Cash Flow in Fourth Fiscal Quarter and Full Fiscal Year

BOSTON, MA, November 6, 2024 - PTC (NASDAQ: PTC) today reported financial results for its fourth fiscal quarter and full fiscal year ended September 30, 2024.

“In fiscal year 2024, we again delivered solid ARR and cash flow, with year-over-year ARR growth in the low double-digits and cash flow growth above 20%. We have a differentiated strategy that leverages our unique portfolio to help product companies accelerate their time to market and manage increasing complexity. It’s an exciting time because our products are at the epicenter of driving business transformation at our customers,” said Neil Barua, President and CEO, PTC.

“We continue to focus on increasing customer value while enhancing shareholder returns,” Barua continued. “Today we announced a new $2 billion share repurchase authorization through the end of fiscal 2027. We are also strengthening our ability to scale our business by realigning our go-to-market organization to better serve our customers,” concluded Barua.

Fourth Fiscal Quarter and Full Fiscal Year 2024 Highlights

Key operating and financial highlights are set forth below. The definitions of our operating and non-GAAP financial measures and reconciliations of non-GAAP financial measures to comparable GAAP measures are included below and in the reconciliation tables at the end of this press release.

$ in millions	Q4’24	Q4'23	YoY Change	Q4’24 Guidance
ARR as reported	$2,255	$1,979	14%
Constant currency ARR (FY'24 Plan FX rates1)	$2,207	$1,979	12%	$2,200 to $2,220
Operating cash flow	$98	$50	97%	~$88
Free cash flow	$94	$44	113%	~$83
Revenue[2]	$627	$547	15%[3]	$598 to $648
Operating margin[2]	31%	22%	880 bps
Non-GAAP operating margin[2]	44%	37%	740 bps
Earnings per share[2]	$1.04[4]	$0.38[4]	175%	$0.72 to $1.29
Non-GAAP earnings per share[2]	$1.54[5]	$1.20[5]	28%	$1.30 to $1.66
Total cash and cash equivalents	$266	$288	(8%)
Gross debt[6]	$1,753	$2,322[7]	(25%)

1 On a constant currency basis, using our FY’24 Plan foreign exchange rates (rates as of September 30, 2023) for all periods.

2 Revenue and, as a result, operating margin and earnings per share are impacted under ASC 606.

3 In Q4’24, revenue grew 15% year over year on a constant currency basis.

4 Q4’24 GAAP EPS included a non-cash tax charge of $9.8 million or $0.08, primarily associated with a reduction in a previously recorded tax benefit associated with the effects of IRS procedural guidance issued in May 2024. Q4’23 GAAP EPS included a non-cash tax charge of $21.8 million or $0.18 per share.

5 Q4’24 non-GAAP EPS included a non-cash tax charge of $5.3 million or $0.04, primarily associated with a reduction in a previously recorded tax benefit associated with the effects of IRS procedural guidance issued in May 2024.

6 Gross debt excludes unamortized debt issuance costs.

7 Q4’23 gross debt included a deferred acquisition payment related to ServiceMax of $620 million, which was paid in October 2023.

$ in millions	FY’24	FY'23	YoY Change	FY’24 Guidance
Operating cash flow	$750	$611	23%	~$740
Free cash flow	$736	$587	25%	~$725
Revenue[1]	$2,298	$2,097	10%[2]	$2,270 to $2,320
Operating margin[1]	26%	22%	370 bps
Non-GAAP operating margin[1]	39%	36%	270 bps
Earnings per share[1]	$3.12[3]	$2.06[3]	51%	$2.78 to $3.35
Non-GAAP earnings per share[1]	$5.08[4]	$4.34[4]	17%	$4.85 to $5.21

1 Revenue and, as a result, operating margin and earnings per share are impacted under ASC 606.

2 In FY’24, revenue grew 9% year over year on a constant currency basis.

3 FY’24 GAAP EPS included a non-cash tax benefit of $4.4 million or $0.04, primarily associated with the effects of IRS procedural guidance issued in May 2024. FY’23 GAAP EPS included a non-cash tax charge of $21.8 million or $0.18 per share.

4 FY’24 non-GAAP EPS included a non-cash tax benefit of $4.4 million or $0.04.

“In a selling environment that continued to be challenging, our ARR was solid, growing 12% year over year on a constant currency basis. Our FY’24 free cash flow was also solid, growing 25% year over year, driven by ARR growth and a disciplined process for incremental investment in our business,” said Kristian Talvitie, CFO.

“Given our differentiated product portfolio, the resilience of our subscription business model, the actions we have taken over time to align our investments with market opportunities, and allowing for the potential near-term impacts of our go-to-market changes, we are establishing FY’25 constant currency ARR guidance of 9% to 10% year over year growth. Supported by ARR growth, the predictability of our cash collections, and the disciplined budgeting structure we have in place, we are establishing FY’25 free cash flow guidance of $835 million to $850 million, which absorbs the impact of approximately $20 million of outflows related to our go-to-market realignment. Additionally, as we indicated we would a quarter ago, we are resuming share repurchases, and we currently expect to repurchase approximately $300 million worth of our stock in FY’25, commencing in Q1,” Talvitie concluded.

Full Fiscal Year 2025 and First Fiscal Quarter Guidance

$ in millions	FY’24 Actual	FY’25 Guidance	FY’25 YoY Growth Guidance	Q1’25 Guidance
Constant currency ARR (FY’25 Plan FX rates1)	$2,255	9% to 10% growth	9% to 10%	~10.5% growth
Operating cash flow	$750	$850 to $865[2]	13% to 15%	~$234[2]
Free cash flow	$736	$835 to $850[2]	14% to 16%	~$230[2]
Revenue	$2,298	$2,505 to $2,605	9% to 13%	$540 to $570
Earnings per share	$3.12	$3.68 to $4.57	18% to 47%	$0.28 to $0.52
Non-GAAP earnings per share	$5.08	$5.60 to $6.30	10% to 24%	$0.75 to $0.95

1 On a constant currency basis, using our FY’25 Plan foreign exchange rates (rates as of September 30, 2024) for all periods.

2 FY’25 cash flow guidance includes approximately $20 million of outflows related to go-to-market realignment, of which approximately $12 million is expected in Q1’25.

Reconciliation of Operating Cash Flow Guidance to Free Cash Flow Guidance

$ in millions	FY’25 Guidance	Q1’25 Guidance

Operating cash flow	$850 to $865	~$234
Capital expenditures	~$15	~$4
Free cash flow	$835 to $850	~$230

Reconciliation of EPS Guidance to Non-GAAP EPS Guidance

	FY’25 Guidance	Q1’25 Guidance

Earnings per share	$3.68 to $4.57	$0.28 to $0.52
Stock-based compensation expense	$1.65 to $1.90	$0.40 to $0.46
Intangible asset amortization expense	~$0.65	~$0.16
Income tax adjustments related to the reconciling items	($0.63) to ($0.57)	($0.15) to ($0.13)
Non-GAAP Earnings per share	$5.60 to $6.30	$0.75 to $0.95

FY’25 financial guidance includes the following assumptions:

•
We provide ARR guidance on a constant currency basis, using our FY’25 Plan foreign exchange rates (rates as of September 30, 2024) for all periods.
•
We expect churn to remain low.
•
For cash flow, due to invoicing seasonality, and consistent with the past 4 years, we expect the majority of our collections to occur in the first half of our fiscal year and for fiscal Q4 to be our lowest cash flow generation quarter.
•
Compared to FY’24, at our FY’25 ARR guidance, FY’25 GAAP operating expenses are expected to increase approximately 4% and FY’25 non-GAAP operating expenses are expected to increase approximately 5%, primarily due to investments to drive future growth and foreign exchange rate fluctuations.
•
Cash flow guidance includes approximately $20 million of outflows related to go-to-market realignment.
•
Capital expenditures are expected to be approximately $15 million.
•
Cash interest payments are expected to be approximately $90 million.
•
Cash tax payments are expected to be approximately $110 million.
•
GAAP and non-GAAP tax rates are expected to be approximately 25%.
•
GAAP P&L results are expected to include the items below, totaling approximately $279 million to $309 million, as well as their related tax effects:
•
approximately $200 million to $230 million of stock-based compensation expense, and
•
approximately $79 million of intangible asset amortization expense.

•
Our long-term goal, assuming our Debt/EBITDA ratio is below 3x, is to return approximately 50% of our free cash flow to shareholders via share repurchases, while also taking into consideration the interest rate environment and strategic opportunities.
•
We currently intend to repurchase approximately $300 million of our common stock in FY’25 and retire the $500 million senior notes due in Q2'25.
•
We currently expect our fully diluted share count to be approximately flat in FY’25.

PTC’s Fiscal Fourth Quarter and Full Year Results Conference Call

The Company will host a conference call to discuss results at 5:00 pm ET on Wednesday, November 6, 2024. To participate in the live conference call, dial (888) 330-2508 or (240) 789-2735, provide the passcode 7328695, and press # or log in to the webcast, available on PTC’s Investor Relations website. A replay will also be available.

Important Information About Our Operating and Non-GAAP Financial Measures

Non-GAAP Financial Measures

We provide supplemental non-GAAP financial measures to our financial results. We use these non-GAAP financial measures, and we believe that they assist our investors, to make period-to-period comparisons of our operating performance because they provide a view of our operating results without items that are not, in our view, indicative of our operating results. These non-GAAP financial measures should not be construed as an alternative to GAAP results as the items excluded from the non-GAAP financial measures often have a material impact on our operating results, certain of those items are recurring, and others often recur. Management uses, and investors should consider, our non-GAAP financial measures only in conjunction with our GAAP results.

Non-GAAP operating expense, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross margin, non-GAAP net income and non-GAAP EPS exclude the effect of the following items: stock-based compensation; amortization of acquired intangible assets; acquisition and transaction-related charges included in general and administrative expenses; restructuring and other charges and credits, net; non-operating charges and credits shown in the reconciliation provided; and income tax adjustments. Additional information about the items we exclude from our non-GAAP financial measures and the reasons we exclude them can be found in “Non-GAAP Financial Measures” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2023.

Free Cash Flow: We provide information on free cash flow to enable investors to assess our ability to generate cash without incurring additional external financings and to evaluate our performance against our announced long-term goals and intent to return approximately 50% of our free cash flow to shareholders via stock repurchases. Free cash flow is cash provided by (used in) operations net of capital expenditures. Free cash flow is not a measure of cash available for discretionary expenditures.

Constant Currency (CC): We present CC information to provide a framework for assessing how our underlying business performed excluding the effects of foreign currency exchange rate fluctuations. To present CC information, FY’24 and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars using the foreign exchange rate as of September 30, 2023, rather than the actual exchange rates in effect during that period. All discussion of FY’25 and comparative prior period ARR results (including FY’24 baseline amounts) are reflected using the foreign exchange rates as of September 30, 2024.

Operating Measure

ARR: ARR (Annual Run Rate) represents the annualized value of our portfolio of active subscription software, SaaS, hosting, and support contracts as of the end of the reporting period. We calculate ARR as follows:

•
We consider a contract to be active when the product or service contractual term commences (the “start date”) until the right to use the product or service ends (the “expiration date”). Even if the contract with the customer is executed before the start date, the contract will not count toward ARR until the customer right to receive the benefit of the products or services has commenced.
•
For contracts that include annual values that increase over time as there are additional deliverables in subsequent periods, which we refer to as ramp contracts, we include in ARR only the annualized value of components of the contract that are considered active as of the date of the ARR calculation. We do not include the future committed increases in the contract value as of the date of the ARR calculation.
•
As ARR includes only contracts that are active at the end of the reporting period, ARR does not reflect assumptions or estimates regarding future customer renewals or non-renewals.
•
Active contracts are annualized by dividing the total active contract value by the contract duration in days (expiration date minus start date), then multiplying that by 365 days (or 366 days for leap years).

We believe ARR is a valuable operating measure to assess the health of a subscription business because it is aligned with the amount that we invoice the customer on an annual basis. We invoice customers annually for the current year of the contract. A customer with a one-year contract will typically be invoiced for the total value of the contract at the beginning of the contractual term, while a customer with a multi-year contract will be invoiced for each annual period at the beginning of each year of the contract.

ARR increases by the annualized value of active contracts that commence in a reporting period and decreases by the annualized value of contracts that expire in the reporting period.

As ARR is not annualized recurring revenue, it is not calculated based on recognized or unearned revenue and is not affected by variability in the timing of revenue under ASC 606, particularly for on-premises license subscriptions where a substantial portion of the total value of the contract is recognized at a point in time upon the later of when the software is made available, or the subscription term commences.

ARR should be viewed independently of recognized and unearned revenue and is not intended to be combined with, or to replace, either of those items. Investors should consider our ARR operating measure only in conjunction with our GAAP financial results.

Organic ARR: We provide an organic ARR measure to help investors understand and assess the performance of our business without the distorting effects of ARR from acquisitions in the comparative period. We do not adjust for acquisitions that have an immaterial impact on our ARR results when providing organic ARR results.

Organic Constant Currency ARR: We provide an organic constant currency ARR measure to help investors understand and assess the performance of our business without the distorting effects of ARR from acquisitions in the comparative period and foreign exchange rate fluctuations. We do not adjust for acquisitions that have an immaterial impact on our ARR results when providing organic constant currency ARR results.

Deferred ARR: Deferred ARR is ARR attributable to our portfolio of subscription software, cloud, SaaS and support contracts that are not active as of the end of the reporting period but are contractually committed to commence in a future period.

Because ARR is independent of recognized and unearned revenue, deferred ARR should not be viewed as a measurement of revenue which will be recognized in future periods.

Forward-Looking Statements

Statements in this document that are not historic facts, including statements about our future financial and growth expectations and targets, potential stock repurchases and the expected effect of our go-to-market realignment, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include: the macroeconomic and/or global manufacturing climates may not improve or may deteriorate due to, among other factors, high interest rates or increases in interest rates and inflation, volatile foreign exchange rates, tightening of credit standards and availability, the effects of the conflicts between Russia and Ukraine and in the Middle East, and growing tensions with China, any of which could cause customers to delay or reduce purchases of new software, reduce the number of subscriptions they carry, or delay payments to us, which would adversely affect ARR and/or our financial results and cash flow; our investments in our software solutions may not drive expansion of those solutions and/or generate the ARR and/or cash flow we expect if customers are slower to adopt those solutions than we expect or if they adopt competing solutions; our go-to-market realignment and other strategic initiatives to improve organizational and operational efficiency may not do so when or as we expect and may disrupt our business to a greater extent than we expect; other uses of cash or our credit facility limits could limit or preclude the return of 50% of free cash flow to shareholders via share repurchases, or could change the amount and timing of any share repurchases; and foreign exchange rates may differ materially from those we expect. In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including changes to tax laws in the U.S. and other countries and the geographic mix of our revenue, expenses, and profits. Other risks and uncertainties that could cause actual results to differ materially from those projected are detailed from time to time in reports we file with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the U.S. Securities and Exchange Commission.

About PTC (NASDAQ: PTC)

PTC (NASDAQ: PTC) is a global software company that enables industrial and manufacturing companies to digitally transform how they engineer, manufacture, and service the physical products that the world relies on. Headquartered in Boston, Massachusetts, PTC employs over 7,000 people and supports more than 30,000 customers globally. For more information, please visit www.ptc.com.

PTC.com @PTC Blogs

PTC Investor Relations Contact

Matt Shimao
SVP, Investor Relations

mshimao@ptc.com

investor@ptc.com

PTC Inc.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	September 30,	September 30,	September 30,	September 30,
	2024	2023	2024	2023

Revenue:
Recurring revenue	$582,430	$500,256	$2,134,030	$1,907,918
Perpetual license	9,953	8,223	32,196	38,640
Professional services	34,164	38,141	132,246	150,495
Total revenue (1)	626,547	546,620	2,298,472	2,097,053

Cost of revenue (2)	112,825	115,856	444,816	441,006

Gross margin	513,722	430,764	1,853,656	1,656,047

Operating expenses:
Sales and marketing (2)	147,191	137,452	558,954	530,125
Research and development (2)	110,013	102,025	433,047	394,370
General and administrative (2)	51,986	59,567	232,377	233,516
Amortization of acquired intangible assets	10,559	10,670	42,018	40,022
Restructuring and other credits, net	-	(84)	(802)	(460)
Total operating expenses	319,749	309,630	1,265,594	1,197,573

Operating income	193,973	121,134	588,062	458,474
Other expense, net	(23,728)	(32,587)	(119,100)	(125,908)
Income before income taxes	170,245	88,547	468,962	332,566
Provision for income taxes	43,722	42,944	92,629	87,026
Net income	$126,523	$45,603	$376,333	$245,540

Earnings per share:
Basic	$1.05	$0.38	$3.14	$2.07
Weighted average shares outstanding	120,113	118,803	119,679	118,341

Diluted	$1.04	$0.38	$3.12	$2.06
Weighted average shares outstanding	121,181	120,112	120,742	119,334

(1) See supplemental financial data for revenue by license, support and cloud services, and professional services.
(2) See supplemental financial data for additional information about stock-based compensation.

PTC Inc.
SUPPLEMENTAL FINANCIAL DATA FOR REVENUE AND STOCK-BASED COMPENSATION
(in thousands, except per share data)

Revenue by license, support and services is as follows:
	Three Months Ended		Twelve Months Ended
	September 30,	September 30,	September 30,	September 30,
	2024	2023	2024	2023
License revenue (1)	$239,448	$184,391	$806,871	$747,022
Support and cloud services revenue	352,935	324,088	1,359,355	1,199,536
Professional services revenue	34,164	38,141	132,246	150,495
Total revenue	$626,547	$546,620	$2,298,472	$2,097,053

(1) License revenue includes the portion of subscription revenue allocated to license.

The amounts in the income statement include stock-based compensation as follows:

	Three Months Ended		Twelve Months Ended
	September 30,	September 30,	September 30,	September 30,
	2024	2023	2024	2023
Cost of revenue	$5,460	$5,206	$21,439	$20,874
Sales and marketing	22,518	16,840	68,541	56,394
Research and development	18,991	17,092	60,266	58,931
General and administrative	15,250	19,753	73,215	70,260
Total stock-based compensation	$62,219	$58,891	$223,461	$206,459

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	September 30,	September 30,	September 30,	September 30,
	2024	2023	2024	2023

GAAP gross margin	$513,722	$430,764	$1,853,656	$1,656,047
Stock-based compensation	5,460	5,206	21,439	20,874
Amortization of acquired intangible assets included in cost of revenue	9,660	9,877	38,495	35,694
Non-GAAP gross margin	$528,842	$445,847	$1,913,590	$1,712,615

GAAP operating income	$193,973	$121,134	$588,062	$458,474
Stock-based compensation	62,219	58,891	223,461	206,459
Amortization of acquired intangible assets	20,219	20,547	80,513	75,716
Acquisition and transaction-related charges	144	222	3,106	18,706
Restructuring and other credits, net	-	(84)	(802)	(460)
Non-GAAP operating income (1)	$276,555	$200,710	$894,340	$758,895

GAAP net income	$126,523	$45,603	$376,333	$245,540
Stock-based compensation	62,219	58,891	223,461	206,459
Amortization of acquired intangible assets	20,219	20,547	80,513	75,716
Acquisition and transaction-related charges	144	222	3,106	18,706
Restructuring and other credits, net	-	(84)	(802)	(460)
Non-operating charges, net (2)	-	-	2,000	5,147
Income tax adjustments (3)	(23,043)	19,017	(71,205)	(33,489)
Non-GAAP net income	$186,062	$144,196	$613,406	$517,619

GAAP diluted earnings per share	$1.04	$0.38	$3.12	$2.06
Stock-based compensation	0.51	0.49	1.85	1.73
Amortization of acquired intangibles	0.17	0.17	0.67	0.63
Acquisition and transaction-related charges	0.00	0.00	0.03	0.16
Restructuring and other credits, net	-	(0.00)	(0.01)	(0.00)
Non-operating charges, net (2)	-	-	0.02	0.04
Income tax adjustments (3)	(0.19)	0.16	(0.59)	(0.28)
Non-GAAP diluted earnings per share	$1.54	$1.20	$5.08	$4.34

(1) Operating margin impact of non-GAAP adjustments:
	Three Months Ended		Twelve Months Ended
	September 30,	September 30,	September 30,	September 30,
	2024	2023	2024	2023
GAAP operating margin	31.0%	22.2%	25.6%	21.9%
Stock-based compensation	9.9%	10.8%	9.7%	9.8%
Amortization of acquired intangibles	3.2%	3.8%	3.5%	3.6%
Acquisition and transaction-related charges	0.0%	0.0%	0.1%	0.9%
Restructuring and other credits, net	0.0%	0.0%	0.0%	0.0%
Non-GAAP operating margin	44.1%	36.7%	38.9%	36.2%

(2) In FY'24, we recognized an impairment loss of $2.0 million on an available-for-sale debt security. In FY'23, we recognized $4.2 million of financing charges for a debt commitment agreement associated with our acquisition of ServiceMax.

(3) Income tax adjustments reflect the tax effects of non-GAAP adjustments which are calculated by applying the applicable tax rate by jurisdiction to the non-GAAP adjustments listed above. Additionally, in the fourth quarter and full year of FY'24, adjustments exclude a tax expense $0.8M and $4.4 million, respectively, for a tax reserve related to prior years in a foreign jurisdiction. In FY'23, non-GAAP expense excludes $21.8 million related to uncertain tax positions in a foreign jurisdiction.

PTC Inc.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	September 30,
	2024	2023

ASSETS

Cash and cash equivalents	$265,808	$288,103
Accounts receivable, net	861,953	811,398
Property and equipment, net	75,187	88,391
Goodwill and acquired intangible assets, net	4,359,367	4,299,760
Lease assets, net	133,317	143,028
Other assets	687,910	658,162

Total assets	$6,383,542	$6,288,842

LIABILITIES AND STOCKHOLDERS' EQUITY

Deferred revenue	$775,274	$681,550
Debt, net of deferred issuance costs	1,748,572	1,695,785
Deferred acquisition payments (1)	-	620,040
Lease obligations	181,754	193,192
Other liabilities	463,544	420,985
Stockholders' equity	3,214,398	2,677,290

Total liabilities and stockholders' equity	$6,383,542	$6,288,842

(1) FY'23 Deferred acquisition payments represented the fair value of the $650 million payment associated with the ServiceMax, Inc. acquisition, which was paid in Q1'24.

PTC Inc.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended		Twelve Months Ended
	September 30,	September 30,	September 30,	September 30,
	2024	2023	2024	2023

Cash flows from operating activities:
Net income	$126,523	$45,603	$376,333	$245,540
Stock-based compensation	62,219	58,891	223,461	206,459
Depreciation and amortization	26,847	27,817	108,119	104,760
Amortization of right-of-use lease assets	10,145	7,697	33,288	32,402
Operating lease liability	193	(569)	(13,245)	(1,929)
Accounts receivable	(166,051)	(198,128)	(34,629)	(98,607)
Accounts payable and accruals	(15,999)	12,395	(15,964)	23,763
Deferred revenue	73,006	37,876	81,399	56,572
Income taxes	27,761	31,225	25,966	21,315
Other	(46,530)	26,962	(34,744)	20,586
Net cash provided by operating activities	98,114	49,769	749,984	610,861

Capital expenditures	(4,537)	(5,779)	(14,378)	(23,814)
Acquisition of businesses, net of cash acquired(1)	-	-	(93,457)	(828,271)
Borrowings (payments) on debt, net(2)	(63,125)	(43,000)	45,924	343,000
Deferred acquisition payment(3)	-	-	(620,040)	-
Net proceeds associated with issuance of common stock	12,965	11,060	25,674	21,652
Payments of withholding taxes in connection with vesting of stock-based awards	(9,412)	(6,959)	(102,001)	(82,448)
Settlement of net investment hedges	(16,904)	6,602	(13,078)	(7,602)
Credit facility origination costs	-	-	-	(13,355)
Other financing & investing activities	(4,183)	(1,119)	(4,183)	(6,964)
Foreign exchange impact on cash	5,226	(3,984)	3,223	2,851

Net change in cash, cash equivalents, and restricted cash	18,144	6,590	(22,332)	15,910
Cash, cash equivalents, and restricted cash, beginning of period	248,322	282,208	288,798	272,888
Cash, cash equivalents, and restricted cash, end of period	$266,466	$288,798	$266,466	$288,798

Supplemental cash flow information:
Cash paid for interest(3)	$24,641	$37,855	$137,036	$89,801

(1) In FY'24, we acquired pure-systems for $93 million, net of cash acquired. In FY'23, we acquired ServiceMax Inc. for $1,448 million, net of cash acquired. We paid $828 million in FY'23 and the remaining $620 million in Q1'24.

(2) In FY'24, we borrowed $740 million to fund the ServiceMax deferred acquisition payment and the pure-systems acquisition. Subsequently, we've made net payments of $694 million.

(3) In FY'24, we made a payment of $650 million to settle the ServiceMax deferred acquisition payment liability, of which $620 million is a financing outflow and $30 million is an operating outflow and included in cash paid for interest.

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands)

	Three Months Ended		Twelve Months Ended
	September 30,	September 30,	September 30,	September 30,
	2024	2023	2024	2023
Cash provided by operating activities	$98,114	$49,769	$749,984	$610,861
Capital expenditures	(4,537)	(5,779)	(14,378)	(23,814)
Free cash flow	$93,577	$43,990	$735,606	$587,047